                                                                     Exhibit 5.1

                                                                      [KfW Logo]


                    [Letterhead of Dr. Volker Gross, LL.M.]



                                                               December 20, 2002



Kreditanstalt Fur Wiederaufbau
  Palmengartenstrasse 5-9
    D-60325 Frankfurt am Main

Dear Sirs:

         In connection with the registration under the United States Securities Act of 1933, as amended (the "Act"), of debt securities (the "Securities") of Kreditanstalt fur Wiederaufbau ("KfW"), an institution organized under public law of the Federal Republic of Germany ("Germany"), all to be issued in accordance with the terms of an Agency Agreement (the "Agency Agreement"), to be entered into between KfW and Deutsche Bank Aktiengesellschaft and Deutsche Bank Trust Company Americas, as registrars and paying agents (acting together, the "Agent"), I, as General Counsel and Senior Vice President of KfW, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that:

         (1) KfW is duly established and validly existing as an institution under the public law of Germany.

         (2) KfW has full power and authority to issue the Securities, to enter into the Agency Agreement and to perform its obligations thereunder.

         (3) When the Registration Statement under Schedule B relating to the Securities have become effective under the Act, the Agency Agreement relating to the Securities has been duly authorized, executed and delivered, the terms of the Securities and of their issues and sale have been duly established in conformity with the Agency Agreement so as not to violate any applicable law or agreement then binding KfW, and the Securities have been duly executed and authenticated in accordance with such Agency Agreement and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and binding obligations of KfW, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         The foregoing opinion is limited to the laws of Germany, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I, in my own capacity and on behalf of the legal department of KfW, hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to the legal department of KfW under the heading "Validity of Securities and KfW Guarantee" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                              Very truly yours,

                                              /s/ Gross